Exhibit 99.1

August 29, 2011

Investors May Contact:

Kevin Stitt, Bank of America, 1.980.386.5667

Lee McEntire, Bank of America, 1.980.388.6780

Reporters May Contact:

Jerry Dubrowski, Bank of America, 1.980.388.2840

jerome.f.dubrowski@bankofamerica.com

Bank of America Agrees to Sell 13.1 Billion Shares of China Construction Bank

Sale Expected to Generate $8.3 Billion in Cash Proceeds and Improve Tier 1 Common Capital Under Basel I by $3.5 Billion

Bank of America Retains a 5 Percent Stake in CCB

In August, Bank of America Has Taken Actions Expected to Benefit Tier 1 Common Capital Under Basel I by $5.8 Billion

CHARLOTTE – Bank of America Corporation announced today that it has agreed to sell approximately 13.1 billion common shares of China Construction Bank Corporation (CCB) in a private transaction with a group of investors. The sale is expected to generate approximately $8.3 billion in cash proceeds and an after-tax gain on sale of approximately $3.3 billion.

The transaction is expected to close in the third quarter of 2011, and is subject to customary closing conditions. Following closing, Bank of America will hold approximately 5 percent of CCB.

“Our partnership with China Construction Bank has been mutually beneficial,” said Bank of America Chief Executive Officer Brian Moynihan. Bank of America and China Construction Bank are discussing a potential expansion and extension of the existing strategic assistance agreement.

“This sale of approximately half of our shares of CCB stock is expected to generate about $3.5 billion in additional Tier 1 common capital, and reduce our risk-weighted assets by $7.3 billion under Basel I,” said Chief Financial Officer Bruce Thompson. “This month alone, through non-core asset sales and other actions, we expect to generate approximately $5.8 billion in additional Tier 1 common capital and reduce risk-weighted assets by approximately $16.1 billion under Basel I.”

More

The current proposed Basel III standards place restrictions on capital that represents ownership in financial institutions above 10 percent. The sale of CCB shares announced today would put Bank of America’s ownership in CCB below 10 percent and would remove the significant investment in financial institutions deduction from the company’s Tier 1 common capital under Basel III associated with this CCB stake.

The transaction was solely managed by Bank of America Merrill Lynch.

Bank of America

Bank of America is one of the world’s largest financial institutions, serving individual consumers, small- and middle-market businesses and large corporations with a full range of banking, investing, asset management and other financial and risk management products and services. The company provides unmatched convenience in the United States, serving approximately 58 million consumer and small business relationships with approximately 5,700 retail banking offices and approximately 17,800 ATMs and award-winning online banking with 30 million active users. Bank of America is among the world’s leading wealth management companies and is a global leader in corporate and investment banking and trading across a broad range of asset classes, serving corporations, governments, institutions and individuals around the world. Bank of America offers industry-leading support to approximately 4 million small business owners through a suite of innovative, easy-to-use online products and services. The company serves clients through operations in more than 40 countries. Bank of America Corporation stock (NYSE: BAC) is a component of the Dow Jones Industrial Average and is listed on the New York Stock Exchange.

More

Forward-Looking Statements

Certain statements in this Report represent the current expectations, plans or forecasts of Bank of America and are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. These statements often use words like “expects,” “anticipates,” “believes,” “estimates,” “targets,” “intends,” “plans,” “predict,” “goal” and other similar expressions or future or conditional verbs such as “will,” “may,” “might,” “should,” “would” and “could.” The forward-looking statements made in this press release include, without limitation, statements concerning: completion of the sale of the CCB shares, including generation of $8.3 billion in gross proceeds, the resulting after-tax gain on sale of $3.3 billion, the resulting increase in Tier 1 common capital by $3.5 billion under Basel I, the increase in pro forma Tier 1 common capital under Basel III and the reduction in risk weighted assets by $7.3 billion; the expected increase in Tier 1 common capital of $5.8 billion and reduction in risk-weighted assets of $16.1 billion under Basel I from non-core asset sales and other actions taken this month and the potential expansion and extension of our strategic assistance relationship with CCB. Forward-looking statements speak only as of the date they are made, and Bank of America undertakes no obligation to update any forward-looking statement to reflect the impact of circumstances or events that arise after the date the forward-looking statement was made.

These statements are not guarantees of future results or performance and involve certain risks, uncertainties and assumptions that are difficult to predict and are often beyond Bank of America’s control. Actual outcomes and results may differ materially from those expressed in, or implied by, any of these forward-looking statements. You should not place undue reliance on any forward-looking statement and should consider all of the following uncertainties and risks, as well as those more fully discussed under Item 1A. “Risk Factors” of Bank of America’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2011, Item 1A. “Risk Factors” of Bank of America’s Annual Report on Form 10-K for the year ended December 31, 2010 and in any of Bank of America’s other subsequent Securities and Exchange Commission filings: the satisfaction of the closing conditions for the sale of the CCB shares; the satisfaction of the closing conditions for the sale of the Canadian credit card business; and the satisfaction of the closing conditions for the $5.0 billion investment by Berkshire Hathaway.

www.bankofamerica.com

###